                                                                     Exhibit 2.2

                    CROWN PARTNERSHIP DISTRIBUTION AGREEMENT
                    ----------------------------------------


                  THIS CROWN PARTNERSHIP DISTRIBUTION AGREEMENT (this "Agreement"), dated as of May 13, 2003, is entered into by and between CROWN AMERICAN REALTY TRUST, a Maryland real estate investment trust ("Crown"), and CROWN AMERICAN PROPERTIES, L.P., a Delaware limited partnership ("Crown Partnership").

                                    RECITALS
                                    --------

                  A. Contemporaneously with the execution and delivery of this Agreement, Crown, Crown Partnership, Pennsylvania Real Estate Investment Trust, a Pennsylvania business trust ("PREIT"), and PREIT Associates, L.P., a Delaware limited partnership ("PREIT Partnership"), are entering into an Agreement and Plan of Merger of even date herewith (the "Merger Agreement"), pursuant to which, among other things, the parties have agreed that Crown will merge with and into PREIT, subject to satisfaction of the terms and conditions set forth in the Merger Agreement. Capitalized terms used herein and not defined are used as defined in the Merger Agreement.

                  B. As of the Crown Partnership Distribution Closing Date (as defined below) and after giving effect to the transactions contemplated by the 4th Amendment to CFSA and the 8th Amendment to Crown Partnership Agreement, Crown will own units of limited partnership in Crown Partnership (the "Crown-Owned Common Units") and 11% senior preferred units of limited partnership in Crown Partnership (the "Crown-Owned Preferred Units").

                  C. Crown currently is the sole general partner of Crown Partnership (such interest, the "Crown-Owned General Partner Interest").

                  D. Pursuant to the Merger Agreement, the parties thereto have agreed that, subject to satisfaction of the terms and conditions set forth in Sections 6.1, 6.2 and 6.3 of the Merger Agreement and the terms and conditions set forth in this Agreement, one (1) business day prior to the Effective Time of the Merger, (i) Crown Partnership will (A) distribute to Crown, in complete liquidation of all of the Crown-Owned Common Units, the Crown-Owned Preferred Units, the Crown-Owned General Partner Interest and any other interest that Crown might be considered to have in Crown Partnership, the Crown Proportionate Interest (as defined below) in the Crown Partnership Assets (as defined below) and (B) admit a new general partner designated by the other partners of Crown Partnership, and (ii) Crown will (A) assume the Crown Proportionate Interest in the Crown Partnership Liabilities (as defined below), and (B) agree to indemnify Crown Partnership for the Crown Proportionate Interest in the Crown Partnership Liabilities.

                  E. The parties desire to set forth the terms of the transactions described in Recital D above.

                  NOW, THEREFORE, in consideration of the premises and the mutual representations, warranties, covenants and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:

                                    ARTICLE I
                                   DEFINITIONS

                  1.1 Definitions. In addition to terms defined elsewhere herein or in the Merger Agreement, as used herein, the terms set forth below shall have the meanings:

                  "Crown Partnership Agreement" shall mean the Amended and Restated Agreement of Limited Partnership, dated as of August 17, 1993, of Crown Partnership, as amended.

                  "Crown Partnership Assets" shall mean all assets, properties, goodwill and rights, wherever located, whether real, personal or mixed, tangible or intangible, of Crown Partnership, including, without limitation, Crown Partnership's interests in the properties identified on Schedule 2.2(a) included in the Crown Disclosure Letter delivered pursuant to the Merger Agreement as being owned directly by Crown Partnership, Crown Partnership's partnership interests in the Limited Partnerships, Crown Partnership's ownership interests in the General Partners, Crown Partnership's limited liability company interests in the Limited Liability Companies, Crown Partnership's general partnership interest in the Palmer Park Mall Venture, and Crown Partnership's stock in the TRSs.

                  "Crown Partnership Distribution Closing" shall mean the closing of the Crown Partnership Distribution Transactions.

                  "Crown Partnership Distribution Closing Date" shall mean the date on which the transactions contemplated by this Agreement are consummated, which date shall be one (1) business day prior to the Effective Time of the Merger.

                  "Crown Partnership Distribution Transactions" shall mean the transactions contemplated by this Agreement.

                  "Crown Partnership Liabilities" shall mean all liabilities and obligations of Crown Partnership, including any liability or obligation of any kind, character or description, whether known or unknown, absolute or contingent, accrued or unaccrued, disputed or undisputed, liquidated or unliquidated, secured or unsecured, joint or several, due or to become due, vested or unvested, executory, determined, determinable or otherwise, other than the Excluded Liabilities.

                  "Crown Proportionate Interest" shall mean the percentage of the economic value of Crown Partnership held by Crown as of the Crown Partnership Distribution Closing Date, after giving effect to the 4th Amendment to CFSA and the 8th Amendment to Crown Partnership Agreement, which percentage shall equal a fraction (i) the numerator of which is the aggregate market value (as determined in accordance with the following sentence) of the Crown-Owned Common Units and Crown-Owned Preferred Units, and (ii) the denominator of which is the aggregate market value (as determined in accordance with the following sentence) of all of the outstanding common and preferred units of Crown Partnership immediately prior to the consummation of the transactions contemplated hereby. The market value of the common and preferred units of Crown Partnership shall be determined based upon the average trading price of Crown common shares and preferred shares, respectively, over the five trading day period ending on the day immediately prior to the Crown Partnership Distribution Closing Date, and shall take into account, in the case of the Crown Partnership common units, the "Partner Adjustment Factor," as defined in the Crown Partnership Agreement, as amended by the Eighth Amendment thereto.

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                  "Excluded Liabilities" shall mean (i) liabilities for "Claims"
(as defined in the Indemnification Agreement) that are the subject of the Indemnification Agreement (whether or not PREIT or PREIT Partnership actually receives indemnification thereunder) or for which the Indemnification Agreement requires the Indemnifying Parties (as defined therein) to indemnify PREIT or PREIT Partnership; (ii) liabilities owed by Crown Partnership to the limited partners of Crown Partnership in their capacities as such; (iii) liabilities of Crown Partnership for any breach of or failure of Crown Partnership to perform any of its obligations pursuant to the Merger Agreement or any other agreements contemplated thereby; and (iv) liabilities of Crown Partnership which accrue or arise during the period following the Crown Partnership Distribution Closing
Date and which relate to such period, including for purposes of this clause (iv) any increased costs of doing business for Crown Partnership from and after the Crown Partnership Distribution Closing Date, whether or not attributable to the transactions contemplated by the Merger Agreement and the other agreements referenced therein.

                  "General Partners" shall mean the single purpose entities wholly owned by Crown or Crown Partnership and identified on Schedule 2.2(a) included in the Crown Disclosure Letter delivered pursuant to the Merger Agreement as the general partners of the Limited Partnerships.

                  "Limited Liability Companies" shall mean the limited liability companies identified on Schedule 2.2(a) included in the Crown Disclosure Letter delivered pursuant to the Merger Agreement, in which Crown Partnership owns all the issued and outstanding limited liability company ownership interests.

                  "Limited Partnerships" shall mean the limited partnerships identified on Schedule 2.2(a) included in the Crown Disclosure Letter delivered pursuant to the Merger Agreement, in which Crown Partnership owns a 99.5% limited partnership interest and a General Partner owns a 0.5% general partnership interest.

                  "Palmer Park Mall Venture" shall mean the Palmer Park Mall Joint Venture identified on Schedule 2.2(a) included in the Crown Disclosure Letter delivered pursuant to the Merger Agreement, in which, as of the Crown Partnership Distribution Closing Date, Crown Partnership will own a 49.9% general partnership interest and PR Palmer Park Limited Partnership, a Pennsylvania limited partnership and an affiliate of PREIT Partnership, will own a 50.1% general partnership interest.

                  "TRSs" shall mean Crown American GC, Inc., a Maryland corporation, and Crown American Services Corporation, a Pennsylvania corporation, in which Crown Partnership owns 100% of the issued and outstanding stock, each of which has elected to be treated as a "taxable REIT subsidiary."

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

                                   ARTICLE II
                           DISTRIBUTION AND ASSUMPTION

                  2.1. Distribution of Proportionate Share of Crown Partnership Assets. Subject to the terms and conditions of this Agreement, on the Crown Partnership Distribution Closing Date, Crown Partnership shall distribute to Crown the Crown Proportionate Interest in the Crown Partnership Assets, in complete liquidation of all of the Crown-Owned Common Units, the Crown-Owned Preferred Units, the Crown-Owned General Partner Interest and any other interest that Crown might be considered to have in Crown Partnership. Following such distribution, Crown shall have no continuing interest in Crown Partnership.

                  2.2. Assumption of Proportionate Share of Crown Partnership Liabilities. Subject to the terms and conditions of this Agreement, on the Crown Partnership Distribution Closing Date, Crown shall assume the Crown Proportionate Interest in the Crown Partnership Liabilities.

                  2.3. Other Actions to be Taken. Subject to the terms and conditions of this Agreement, on the Crown Partnership Distribution Closing Date, Crown and Crown Partnership shall execute the documents, and take the actions contemplated by, Section 4.2.

                                   ARTICLE III
                         REPRESENTATIONS AND WARRANTIES

                  3.1. Crown Partnership's Representations and Warranties. Crown Partnership hereby represents and warrants to Crown that, except as disclosed in the Merger Agreement or the Crown Disclosure Letter:

                           (a) Organization. Crown Partnership is a Delaware
limited partnership duly existing and in good standing under the laws of the State of Delaware.

                           (b) Due Authorization. The execution, delivery and
performance of this Agreement and all other documents and agreements to be executed by Crown Partnership in connection with the transactions contemplated by this Agreement have been duly and validly authorized by all necessary action of Crown Partnership. This Agreement constitutes a valid and binding obligation of Crown Partnership, enforceable against Crown Partnership in accordance with its terms.

                           (c) Survival of Representations and Warranties. All
representations and warranties made in this Agreement by Crown Partnership shall survive the execution of this Agreement and closing of the transactions contemplated by this Agreement.

                  3.2 Crown's Representations and Warranties. Crown hereby represents and warrants to Crown Partnership that, except as disclosed in the Merger Agreement or the Crown Disclosure Letter:

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

                           (a) Organization. Crown is a Maryland real estate
investment trust duly existing and in good standing under the laws of the State of Maryland.

                           (b) Due Authorization. The execution, delivery and
performance of this Agreement and all other documents and agreements to be executed by Crown in connection with the transactions contemplated by this Agreement have been duly and validly authorized by all necessary action of Crown. This Agreement constitutes a valid and binding obligation of Crown, enforceable against Crown in accordance with its terms.

                           (c) Survival of Representations and Warranties. All
representations and warranties made in this Agreement by Crown shall survive the execution of this Agreement and closing of the transactions contemplated by this Agreement.

                                   ARTICLE IV
                                   CONDITIONS

                  4.1. Conditions to Each Party's Obligation to Effect the Crown Partnership Distribution Transactions. The obligation of each party to effect the Crown Partnership Distribution Transactions shall be subject to the fulfillment or waiver by the parties to the Merger Agreement at or prior to the Crown Partnership Distribution Closing Date of the conditions set forth in Sections 6.1, 6.2 and 6.3 of the Merger Agreement, which conditions are incorporated herein, mutatis mutandis, as if fully set forth herein.

                  4.2. Deliveries at Crown Partnership Distribution Closing. At the Crown Partnership Distribution Closing, in addition to the other actions contemplated herein, the following actions shall be taken and deliveries shall be made:

                           (a) Crown Partnership shall take all steps as shall
be necessary under the Crown Partnership Agreement or otherwise to remove Crown as its general partner, to admit a new general partner designated by the other partners of Crown Partnership and otherwise to reflect that Crown has no continuing interest of any kind in Crown Partnership following the distribution described in Section 2.1 hereof.

                           (b) Crown and Crown Partnership shall enter into such
further documents and instruments, including without limitation deeds, assignments, bills of sale, and other conveyancing documents as either party may reasonably request to evidence the Crown Partnership Distribution Transactions and carry out the intent of this Agreement.

                                    ARTICLE V
                        TERMINATION, AMENDMENT AND WAIVER

                  5.1 Termination. This Agreement shall be terminated automatically and without further action by either of the parties if and at such time as the Merger Agreement is terminated in accordance with the terms thereof.

                  5.2. Effect of Termination. In the event of termination of this Agreement pursuant to Section 5.1, this Agreement shall forthwith become null and void and have no effect, without any liability or obligation on the part of Crown or Crown Partnership; provided, however, that nothing contained herein shall affect the rights and obligations of any party under the Merger Agreement.

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

                  5.3. Amendment. This Agreement may be amended by the parties in writing; provided, however, that no amendment, modification or waiver shall be made without the express written consent of PREIT, which consent shall not be unreasonably withheld or delayed.

                                   ARTICLE VI
                      POST-CLOSING COVENANTS AND AGREEMENTS

                  6.1. Indemnification of Crown Partnership by Crown and Its Successors.

                           (a) Indemnification of Crown Partnership by Crown and
Its Successors. From and after the Crown Partnership Distribution Closing Date, Crown and its successors, including without limitation PREIT from and after the Effective Time of the Merger and PREIT's successors (collectively, the "Indemnifying Parties"), shall, indemnify and hold harmless Crown Partnership and its partners (other than Crown), officers, employees and agents (collectively, the "Indemnified Parties") against any losses, claims, liabilities, expenses (including reasonable attorneys' fees and expenses), judgments, fines and amounts paid in settlement in accordance herewith (collectively, "Losses") incurred by any Indemnified Party arising, directly or indirectly, from or in connection with (i) the Crown Partnership Liabilities to the extent of the Crown Proportionate Interest; (ii) all obligations under the WARN Act with respect to current or former employees of Crown, Crown Partnership or CASC, including all Solicited Employees, (iii) any unemployment tax statute or regulation arising from or related to the termination or resignation of employment by employees of Crown, Crown Partnership and CASC pursuant to Sections 5.8(a) or 5.8(b) of the Merger Agreement, excluding, however, any Losses relating to unfavorable experience ratings resulting from such terminations or resignations, (iv) all obligations under COBRA with respect to any employees, including former employees, of Crown, Crown Partnership or CASC, and (v) any failure by PREIT and/or any PREIT Subsidiary (including without limitation the entity acting as the Successor Employer) to perform any of its obligations under Section 5.8 of the Merger Agreement. Notwithstanding the foregoing, the Indemnifying Parties shall not be liable under this Agreement for Losses in excess of the Crown Proportionate Interest in such Losses (the "Excess Losses"), provided, however, that the Indemnified Parties shall be entitled to seek indemnification for the Excess Losses under the indemnification provisions of the Crown Partnership Contribution Agreement.

                           (b) Procedures Relating to Third Party Claims. Any
Indemnified Party proposing to assert the right to be indemnified under this Distribution Agreement shall, promptly after receipt of notice of commencement of any action by a third party against such Indemnified Party in respect of which a claim for indemnification is to be made under this Distribution Agreement by an Indemnified Party against the Indemnifying Parties (a "Third Party Claim"), notify the Indemnifying Parties of the commencement of such Third Party Claim through written notice describing it with reasonable specificity and enclosing a copy of all papers served; provided, however, that the failure so to notify the Indemnifying Parties shall not relieve the Indemnifying Parties from any liability which they may have under this Distribution Agreement (except to the extent such failure to notify materially prejudices the Indemnifying Parties' ability to defend such Third Party Claim) or from any liability which the Indemnifying Parties may otherwise have. If any such Third Party Claim is brought against any of the Indemnified Parties and such Indemnified Parties notify the Indemnifying Parties of its commencement in accordance herewith, the Indemnifying Parties shall be entitled to participate in and, to the extent that

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

the Indemnifying Parties elect by delivering written notice to such Indemnified Parties promptly after receiving notice of the commencement of the action from the Indemnified Parties, to assume the defense of the action and after notice from the Indemnifying Parties to the Indemnified Parties of their election to assume the defense of any Third Party Claim, the Indemnifying Parties will not be liable to the Indemnified Parties for any legal or other expenses except as provided below. If the Indemnifying Parties assume the defense, the Indemnifying Parties shall have the right to settle such action without the consent of the Indemnified Parties; provided, however, that the Indemnifying Parties shall be required to obtain such consent if the settlement includes (i) any admission of wrongdoing on the part of the Indemnified Parties, (ii) any decree or restriction on the Indemnified Parties or (iii) an obligation of the Indemnified Parties to pay any money that is not otherwise indemnified by the Indemnifying Parties; provided further, however, that none of the Indemnifying Parties, in the defense of any such action shall, except with the consent of the Indemnified Parties, consent to entry of any judgment or enter into any settlement that (i) does not include as an unconditional term thereof the giving by the claimant or plaintiff to such Indemnified Parties of a release from all liability with respect to such action, or (ii) contains obligations other than with respect to the payment of money. The Indemnified Parties shall have the right to employ their own counsel in any such action, but the fees, expenses and other charges of such counsel shall be at the expense of such Indemnified Parties unless (i) the employment of counsel by the Indemnified Parties has been authorized in writing by the Indemnifying Parties, (ii) the Indemnified Parties have reasonably concluded (based on written advice of counsel to the Indemnified Parties) that there may be legal defenses available to them that are different from or in addition to and inconsistent with those available to the Indemnifying Parties, (iii) a conflict or potential conflict exists (based on written advice of counsel to the Indemnified Parties) between the Indemnified Parties and the Indemnifying Parties (in which case the Indemnifying Parties will not have the right to direct the defense of such action on behalf of the Indemnified Parties) or (iv) the Indemnifying Parties have not in fact employed counsel to assume the defense of such action within a reasonable time (not to exceed 10 days) after receiving notice of the commencement of the action from the Indemnified Parties in accordance herewith, in each of which cases the reasonable fees, disbursements and other charges of counsel will be at the expense of the Indemnifying Parties and shall promptly be paid by each of the Indemnifying Parties as they become due and payable in advance of the final disposition of the Third Party Claim to the fullest extent and in the manner permitted by law; provided, however, that in no event shall any contingent fee arrangement be considered reasonable. Notwithstanding the foregoing, the Indemnifying Parties shall not be obligated to advance any expenses or costs prior to receipt of an undertaking by or on behalf of the Indemnified Parties to repay any expenses advanced if it shall ultimately be determined that the Indemnified Parties are not entitled to be indemnified against such expense pursuant to the last sentence of this Section 6.1(b). It is understood that the Indemnifying Parties shall not, in connection with any proceeding or related proceedings in the same jurisdiction, be liable for the reasonable fees, disbursements and other charges of more than one separate counsel admitted to practice in such jurisdiction at any one time for all such Indemnified Parties unless (a) the employment of more

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

than one counsel has been authorized in writing by the Indemnifying Parties,
(b) any of the Indemnified Parties have reasonably concluded (based on written advice of counsel to the Indemnified Parties) that there may be legal defenses available to them that are different from or in addition to and inconsistent with those available to other Indemnified Parties, or (c) a conflict or potential conflict exists (based on written advice of counsel to the Indemnified Parties) between any of the Indemnified Parties and the other Indemnified Parties, in case of each of which the Indemnifying Parties shall be obligated to pay the reasonable fees and expenses of such additional counsel or counsels on the same basis as provided in the immediately preceding sentence. Notwithstanding anything to the contrary set forth in this Agreement, the Indemnifying Parties (i) shall not be liable for any settlement effected without their prior written consent and (ii) shall not have any obligation hereunder to any of the Indemnified Parties to the extent that a court of competent jurisdiction shall determine in a final and non-appealable order that such indemnification is prohibited by applicable law. In the event of a final and non-appealable determination by a court that any payment of expenses is prohibited by applicable law, the Indemnified Parties shall promptly refund to the Indemnifying Parties the amount of all such expenses theretofore advanced pursuant hereto.

                           (c) Procedures Relating to Inter-Party Claims. In the
event that any Indemnified Party desires to seek indemnification from the Indemnifying Parties pursuant to Section 6.1 (other than in connection with a Third Party Claim), Crown Partnership shall, on behalf of such Indemnified Party, notify the Indemnifying Parties from which such indemnification is sought, which indemnification notices shall be provided not more frequently than monthly, specifying the basis of such indemnification claim and providing reasonable back-up information and documentation therefor. The Indemnified Party shall thereupon give the Indemnifying Parties reasonable access to the books and records of the Indemnified Party which evidence or support such claim or the act, omission or occurrence giving rise to such claim and the right, upon prior notice during normal business hours, to interview any appropriate personnel of the Indemnified Party related thereto. Within 30 days of the Indemnifying Parties' receipt of any notice seeking indemnification under this subsection
(c), the Indemnifying Parties shall either pay the amount of such claim or notify Crown Partnership in writing of the basis for any objection to such claim. Any undisputed portion of such a claim shall be paid within such 30 day period.

                           (d) Exclusive Remedy; Survival. The indemnification
provided in this Section 6.1 will be exclusive of any other remedies that may be available to the Indemnified Persons with respect to Losses covered by this
Section 6.1, other than Losses for which equitable relief is sought. This
Section 6.1 and the indemnification provided for hereunder shall survive indefinitely and shall be binding upon Crown and, after the Effective Time of the Merger, PREIT and their successors and assigns.

                  6.2. Tax Matters. Crown and Crown Partnership agree that the distribution of the Crown Proportionate Interest in the Crown Partnership Assets to Crown under this Agreement is intended to be a liquidating distribution of all of Crown's interest in Crown Partnership under Internal Revenue Code Sections 731 and 732(b), and Crown and Crown Partnership agree to file all tax returns in conformity therewith and not to take any position with any taxing authority that is inconsistent therewith.

                                   ARTICLE VII
                               GENERAL PROVISIONS

                  7.1. Notices. All notices, requests, claims, demands and other communications under this Agreement shall be in writing and shall be delivered in accordance with Section 8.2 of the Merger Agreement; provided, however, that after the Effective Time of the Merger, any notice to Crown shall be provided to PREIT.

                  7.2. Interpretation. When a reference is made in this Agreement to a Section, such reference shall be to a Section of this Agreement unless otherwise indicated. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words "include", "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation."

                  7.3. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original and all of which, taken together, shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party.

                  7.4. Entire Agreement. This Agreement and the Merger Agreement, to the extent its terms are incorporated herein (a) constitute the entire agreement and supersede all prior agreements and understandings, both written and oral between the parties with respect to the subject matter of this Agreement, and (b) are not intended to confer upon any Person other than the parties hereto any rights or remedies.

                  7.5. Governing Law. THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE COMMONWEALTH OF PENNSYLVANIA, REGARDLESS OF THE LAWS THAT MIGHT OTHERWISE GOVERN UNDER APPLICABLE PRINCIPLES OF CONFLICT OF LAWS THEREOF.

                  7.6. Assignment. Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned or delegated, in whole or in part, by operation of law or otherwise by any of the parties without the prior written consent of the other parties, except in connection with the Merger. Subject to the preceding sentence, this Agreement (including without limitation this Article VII) will be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and assigns.

                  7.7. Enforcement. The parties agree that irreparable damage may occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to seek an injunction or injunctions to prevent breaches of this Agreement and seek to enforce specifically the terms and provisions of this Agreement in any federal court located in Pennsylvania or in any state court located in Pennsylvania this being in addition to any other remedy to which they are entitled at law or in equity. In addition, each of the parties hereto (a) consents to submit itself (without making such submission exclusive) to the personal jurisdiction of any federal court located in Pennsylvania or any state court located in Pennsylvania in the event any dispute arises out of this Agreement or any of the transactions contemplated by this Agreement and (b) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court.

                  7.8. Severability. Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable.

                  7.9. Exculpation. This Agreement shall not impose any personal liability on any shareholder, partner, trustee, trust manager, officer, employee or agent of Crown, Crown Partnership, or any Subsidiary of Crown or Crown Partnership, and all Persons shall look solely to the property of Crown or Crown Partnership for the payment of any claim hereunder or for the performance of this Agreement. After the Effective Time of the Merger, Crown Partnership shall have no obligation or liability to Crown, PREIT or PREIT Partnership except as provided in this Agreement or in any other agreement entered into as contemplated by the Merger Agreement, and Crown, PREIT and PREIT Partnership shall have no obligation or liability to Crown Partnership except as provided in this Agreement or in any other agreement entered into as contemplated by the Merger Agreement.





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                  IN WITNESS WHEREOF, Crown and Crown Partnership have caused this Agreement to be signed by their respective officers (or general partners) thereunto duly authorized all as of the date first written above.



                            CROWN AMERICAN REALTY TRUST


                            By:   Mark E. Pasquerilla
                                  ---------------------------------------
                                  Name: Mark E. Pasquerilla
                                  Title:   Chief Executive Officer

                            CROWN AMERICAN PROPERTIES, L.P.
                            By:  Crown American Realty Trust, as general partner


                            By:   Mark E. Pasquerilla
                                  ---------------------------------------
                                  Name: Mark E. Pasquerilla
                                  Title:   Chief Executive Officer